UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 1, 2016

NEKTAR THERAPEUTICS

(Exact Name of Registrant as Specified in Charter)

Delaware	0-24006	94-3134940
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

455 Mission Bay Boulevard South

San Francisco, California 94158

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (415) 482-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 2, 2016, Nektar Therapeutics, a Delaware corporation (the “Company”), issued a press release announcing that it has promoted John Nicholson, Senior Vice President and Chief Financial Officer, to the position of Senior Vice President and Chief Operating Officer, and Gil M. Labrucherie, Senior Vice President and General Counsel, to the position of Senior Vice President and Chief Financial Officer, both effective June 1, 2016.

The full biography and other information of each of Mr. Nicholson and Mr. Labrucherie required by Item 5.02(c) of Form 8-K are included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the Securities and Exchange Commission (the “SEC”) on February 29, 2016 and the Company’s proxy statement on Schedule 14A for the 2016 annual meeting of stockholders filed with the SEC on April 29, 2016, and such biographies and information are incorporated by reference into this Item 5.02.

In connection with the promotions, the compensation committee (the “Compensation Committee”) of the board of directors of the Company approved an increase of Mr. Nicholson’s 2016 annual base salary from $582,800 to $612,000 and Mr. Labrucherie’s 2016 annual base salary from $565,600 to $594,000 and each to have an annual performance bonus target of at least 50% of his annual base salary. The actual amount of such performance bonus will range from 0% to 200% based on the Compensation Committee’s assessment of a combination of corporate and personal objectives. In addition, the Compensation Committee approved the issuance of a stock option to purchase up to 100,000 shares of common stock of the Company under the Company’s 2012 Equity Incentive Plan to each of Mr. Nicholson and Mr. Labrucherie.

A copy of the press release announcing these management promotions is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Exhibit No.	Description

99.1	Press release titled “Nektar Therapeutics Announces Executive Management Promotions” issued by Nektar Therapeutics on June 2, 2016.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

	By:	/s/ Howard W. Robin
Howard W. Robin
President and Chief Executive Officer

Date: June 2, 2016

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release titled “Nektar Therapeutics Announces Executive Management Promotions” issued by Nektar Therapeutics on June 2, 2016.